Exhibit 10.13

Page: 1

SUMMARY OF CHEVRONTEXACO MANAGEMENT INCENTIVE PLAN AWARDS AND CRITERIA

The Management Incentive Plan (MIP) of ChevronTexaco Corporation is an annual cash incentive plan that links awards to performance results of the prior year. Individual target awards vary by salary grade and are based on the competitive annual bonus practices of the nine oil competitors, with reference to the award levels of the general industry comparator group. In any given year, actual individual awards vary from zero to 200 percent of target or more, reflecting ChevronTexaco’s business results and performance at the business unit and individual level.

Awards are based on the assessments by the Management Compensation Committee of ChevronTexaco’s Board of Directors of performance compared with objectives and performance compared with the peer competitor group. An individual’s actual award is based on three components, with each component weighted equally. The components are: corporate results, operating company/Strategic Business Unit (SBU)/staff results and a Leadership Performance Factor. The Leadership Performance Factor is based on personal contribution in achieving business results and leadership behaviors demonstrated in achieving the results. The chief executive officer’s award is based on two components, corporate results and individual performance. Although a formula of specifically weighted factors is not used to determine the total MIP fund available or the reporting unit ratings, the corporate component is heavily influenced by financial metrics while the reporting unit ratings are a balance of financial and operational metrics.

Corporate, operating company and SBU financial and strategic objectives are set at the beginning of each year. Financial objectives are developed for: earnings, Return On Capital Employed, cash flow, operating expense and other key operating measures. Relative Total Stockholder Return (calculated as stock price appreciation plus dividends on a reinvested basis) and non-financial measures such as safety and reliability are also included in the evaluation process. Results are measured against internal objectives and against external oil competitor results.

An individual’s key job responsibilities and objectives are also established at the beginning of each year. Individual objectives include achievement of business unit financial goals as well as targets related to business operations (e.g., refinery throughput, production volumes, product quality, safety, environmental performance, etc.). Performance assessments are also made on other factors, including diversity, leadership, teamwork, communication, developing employees, creativity and innovation, and building partnerships.

The corporate performance assessment is the same for all MIP participants. Individuals will have different operating company, SBU and leadership performance assessments.